NEWS RELEASE

FREEPORT-McMoRan RESOURCE PARTNERS COMPLETES ACQUISITION
OF PENNZOIL'S DOMESTIC SULPHUR BUSINESS

     NEW ORLEANS, LA., JANUARY 4, 1995 -- Freeport-McMoRan Resource Partners (NYSE:FRP), a 51 percent owned affiliate of Freeport-McMoRan Inc. (NYSE:FTX) and Pennzoil Co. (NYSE:PZL), announced today that FRP had completed the acquisition of essentially all of the domestic assets of Pennzoil Sulphur Co., a division of Pennzoil Sulphur Co., Included in this acquisition are the Culberson Mine in Texas, the sulphur terminals and loading facilities in Galveston, Texas and Tampa, Florida, the charter of a marine sulphur tanker, 2 sulphur barges, 503 leased and owned railcars and associated commercial contracts and obligations. Pennzoil will continue to own and operate its Antwerp, Belgium terminal operation and related business.

     James L. Pate, chairman and chief executive officer of PZL, said: "the sale of the sulphur unit provides several positive benefits for Pennzoil. First, removes a drail on Pennzoil's earnings. Once highly profitable, the sulphur segment was losing money as a result of a downward spiral of sulphur prices that began in 1991. The arrangement with FRP allows Pennzoil to participate in the upside in future sulphur prices. Second, the sale simplifies Pennzoil's business for investment valuation. Third, it supports Pennzoil's strategic plan to focus on its core businesses, namely, oil and natural gas exploration and productin and motor oil manufacturing and marketing."

     Rene L. Latiolais, president and chief executive officer of FRP, said:
"While these sulphur assets were no longer strategic to Pennzoil, indicative of the structural changes in the world sulphur markets, this acquisition provides FRP with additional excellent sulphur assets whereby maximum values can be generated via the cost savings resulting from the combination of sulphur businesses and adds to FRP's competitive position with regards to the vital raw material requirements of its phosphate fertilizer operations. Furthermore, this combination allows us to continue the trend established with the IMC-Agrico joint venture in 1993 to reduce operating costs and improve FRP's global competitive position."

     Under the provisions of the acquisition agreement, Pennzoil will receive installment payments from FRP over 20 years which are based on the prevailing price of sulphur from time to time. The installment payments may be terminated earlier by FRP, through the exercise of a Call Option for $65 million, or by Pennzoil, through a Put Option providing for a $10 million payment to Pennzoil. Neither the Call Option nor the Put Option may be exercised within the first four years of the agreement.

     Pennzoil Co. explores for an produces oil and natural gas, manufacturers and markets premium lubricants, including the top selling motor oil in the U.S.A., and is the parent company of Jiffy Lube International, the world's largest operator of fast oil change centers.

     FRP is engaged in the production of phosphate fertilizers and the mining of phosphate rock through IMC-Agrico Company; the mining, transportation and terminalling of sulphur, and the development and production of related oil reserves.